Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on August 20, 2014

Registration Statement No. 333-194765-01

*PRICED* $1bln AmeriCredit Automobile Receivables Trust (AMCAR) 2014-3

JOINT LEADS	: Credit Suisse (str), BNP, GS, and JPM	**NO GROW**
CO-MANAGERS	: BC, DB, MS, WF

Cls	$AMT(mm)	WAL	S&P/M	WIN	Bench	SPR	YLD	CPN	$ PRICE
A-1	141.000	0.22	A-1+/P-1	1-4	IntL	.23%	.23	0.230	100.00000
A-2A	120.000	1.00	AAA/Aaa	4-21	EDSF	+32	0.646	0.640	99.99488
A-2B	250.870	1.00	AAA/Aaa	4-21	1mL	+32	L+32	1mL+.32%	100.00000
A-3	198.420	2.26	AAA/Aaa	21-33	IntS	+35	1.154	1.150	99.99722
B	76.510	3.02	AA/Aa2	33-39	IntS	+80	1.932	1.920	99.98741
C	94.990	3.59	A/A2	39-47	IntS	+125	2.595	2.580	99.99619
D	93.400	4.02	BBB/Baa2	47-48	IntS	+165	3.154	3.130	99.98672
E	24.810	4.03	BB/Ba2	48-48	** retained **

* Class A2 -> $370+mm total offered in fxd & flting rate; sized to demand
* $100mm min class size
* Expected Ratings	: S&P, Moody’s	* Format	: CLS A1-D -> Public
* Expected Settle	: 08/27/14		: CLS E -> 144a
* First Pay Date	: 10/08/14	*Ticker	: AMCAR 2014-3
* Min Denoms	: $1,000 x $1,000	* ERISA Eligible	: Yes
* Timing	: PRICED	* Bill & Deliver	: Credit Suisse
* IntexNet	: csfamcar_2014-3_marketing	Passcode	: 76VB
* NetRoadshow	: www.netroadshow.com	Passcode	: AMCAR20143

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, CREDIT SUISSE WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL FREE1-800-221-1037. ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS MESSAGE AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED.